Marketocracy Funds
Rule 17j-1 Code of Ethics
(Last Updated: November, 2004)

Introduction to the Code of Ethics
     This Code of Ethics has been established for Marketocracy Capital Management, LLC (the “Adviser”) and Marketocracy Funds (the “Trust”) primarily for the purpose of establishing rules for Adviser and Trust employees, officers and trustees with respect to their personal securities transactions. The Adviser and Trust are required to adopt a code of ethics in accord with Rule 17j-1 under the Investment Company Act of 1940 (the “ 1940 Act”). That Rule is applicable because the Trust is a registered investment company.
     The investment company industry is closely regulated under the provisions of the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (“SEC”) under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the “Securities Act”) the Securities Exchange Act of 1934 (the “Exchange Act”), and the Investment Advisers Act of 1940 (“Advisers Act”), as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under those statutes. These legal concepts do not remain static, and further developments of the law in these areas may be expected. We believe that it is our job to conduct our business so as to avoid not only any violation of law but also any appearance of violation or ground for criticism.
     For your guidance, some of the most important legal concepts within which we operate are mentioned below.
     1 Fiduciary Duty
     Investment company employees, officers and trustees owe a fiduciary duty to fund shareholders. This means a duty of loyalty, fairness and good faith toward the shareholders, and a corresponding duty not to do anything prejudicial to or in conflict with the interests of the shareholders. This is a higher standard than that applicable to ordinary arm’s length business transactions between persons who do not owe a fiduciary duty to the other parties.
     2 Fraud and Deceit; Inside Information
     The various laws administered by the SEC contain very broad provisions prohibiting fraud or deceit or “any manipulative or deceptive device or contrivance” in connection with securities transactions and giving of investment advice it is under these broad general provisions that the SEC and private individuals have successfully brought many of the important cases in the securities field that have received so much publicity in recent years, including cases on improper use of material nonpublic “inside” information.
     3 Manipulation

     Care must always be taken to avoid market manipulation of securities, which is strictly prohibited by law.
     4 Penalties Under the various federal and state securities statutes, penalties that may be imposed for violations include civil liability for damages, temporary suspension or permanent prohibition from engaging in various aspects of the securities or investment advisory businesses and criminal penalties.
     The Code of Ethics covers two general topic areas. The first portion of this Code of Ethics includes some broad prohibitions against fraudulent conduct in connection with the Adviser or Trust. Because fraudulent conduct can take many forms, as noted above, the Code cannot reasonably include an all-inclusive list of actions or omissions that are the only matters covered. Further, these general prohibitions are basically the same as those in the federal securities laws, and are intended to reflect the expansive and flexible nature of the restrictions that are applicable to our activities.
     The second portion of this Code of Ethics does include specific rules and restrictions with respect to personal securities transactions. These restrictions have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading which the Trust undertakes on its own behalf and personal securities trading by the employees, officers and trustees of the Trust. The rules are intended to better assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time that could adversely affect the trading for clients.
     As required by the 1940 Act, most persons covered by this Code of Ethics are also required to file with the Trust quarterly reports of their personal securities transactions. These reports will be reviewed by the Chief Compliance Officer of the Trust to determine whether the information suggests any possible violation of this Code of Ethics. These reports also are reviewed by the staff of the SEC when the SEC undertakes compliance examinations of the Trust. In addition to better ensuring compliance with this Code, the reporting requirements serve to create greater consciousness of possible conflicts and, at the same time, provide a means to detect and correct possible problems. The reporting system is an essential part of this Code and must be strictly adhered to, without exception.
     6 Persons Subject to the Code of Ethics
     The operations of the Code of Ethics covers all persons who fit within the definition of “Access Person”, as defined below. The enforcement of these rules and procedures is the responsibility of the Chief Compliance Officer. As this Code emphasizes, personal trading must always be carried on in good judgment and good faith. It is obvious that all possible situations cannot be covered by this Code and that under special circumstances exceptions may occasionally be appropriate. Any Access Person contemplating a transaction as to which he or she may have any doubt, or anyone who has any other question as to any part of this Code or our policy, should consult with the Chief Compliance Officer. If the Chief Compliance Officer is absent or unavailable, his office will be able to refer you to a senior officer of the Trust for assistance in this regard.
     1 Definitions
     1.1 Access Person any director, trustee, officer or Advisory Person of the Trust or the Adviser.
     1.2 Advisory Person
     (a) any employee of the Trust or of the Adviser (or of any company in a control relationship to the Trust or the Adviser) who, in connection with his or her regular functions or duties, makes any recommendation, who participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendations shall be made regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales or any employee who, in connection with his or her duties, obtains any information concerning which securities are being recommended prior to the effective dissemination of such recommendations or of the information concerning such recommendations;
     (b) any natural person in a control relationship with the Trust or the Adviser (such as a director or trustee) who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security; and
     (c) any of the following persons who obtain information concerning securities recommendations being made to the Trust by Marketocracy Capital Management, LLC prior to the effective dissemination of such recommendations:
     (i any person controlling, controlled by or under common control with the Adviser or the Trust,
     (ii) any affiliated person of such person and
     (iii) any affiliated person of such affiliated person.
     1.3 Affiliated Person of another person
     (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

     (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;
     (c) any person directly or indirectly controlling, controlled by, or under common controlled with, such other person; and
     (d) any officer, director, partner, co-partner or employee of such other person.
     1.4 Beneficial Ownership
     interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Exchange Act. “Beneficial ownership” includes accounts of a spouse, minor children and relatives resident in the home of the Access Person, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains therefrom benefits substantially equivalent to those of ownership.
     1.5 Control
     the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.
     1.6 Disinterested Trustee
     a director or trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.
     1.7 Purchase or Sale of a Security
     includes, among other acts, the writing or acquisition of an option to purchase or sell a security.
     2 General Restrictions
     2.1 No Access Person may:
     (a) employ any device, scheme or artifice to defraud the Adviser or Trust;
     (b) make to the Adviser or Trust any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

     (c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Adviser or Trust; or
     (d) engage in any manipulative practice with respect to the Adviser or Trust.
     2.2 Personal Trading Prohibitions
     The following rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Adviser or Trust to obtain advantageous treatment to the detriment of the interests of the Trust.
     (a) Hot Issues
     No Access Person may purchase any security in any public offering that may be construed as a “hot issue.”
     (b) When the Trust Holds Restricted Securities
     If the Trust holds or is considering the purchase of restricted securities, no Access Person shall purchase any securities of that issuer (either publicly or privately) except with the prior permission of the Chief Compliance Officer. A list of these issuers is available from the Chief Compliance Officer.
     (c) Dealings With the Trust No Access Person may knowingly sell any portfolio security to the Trust or knowingly purchase any portfolio security from the Trust.
     3 Personal Securities Transactions Subject to Restrictions
     3.1 Direct or Indirect Beneficial Ownership Purchases and sales of securities (other than securities, or transactions in securities, described in Sections 3.3 or 3.4 below) by an Access Person for his or her own account, for the account of a member of his or her family or for any account in which such Access Person or a member of his or her family may have a direct or indirect beneficial ownership interest, are subject to the personal securities transaction rules described in section 4 hereof. Most of such transactions are also subject to the reporting requirements of Section 5 hereof.
     3.2 Special Rule for Disinterested Trustees
     Notwithstanding subsection 3.1 above, transactions in securities by Disinterested Trustees of the Trust are not subject to the requirements of Sections 4 and 5 hereof if the Disinterested Trustee is an Access Person solely by reason of his or her trusteeship with the Trust, except where at the time of such transactions such Disinterested Trustee knew, or in the ordinary course of fulfilling his or her official duties as a Disinterested Trustee should have known, that such a transaction would violate the rules described in section 4 hereof.

Most of such transactions are also subject to the reporting requirements of Section 5 hereof.
     3.3 Exempted Securities
     Notwithstanding subsections 3.1 and 3.2, trading in the following securities is exempted from the requirements of Section 4 hereof:
     (a) U S Government securities;
     (b) Short-term money market instruments such as bankers’ acceptances, repurchase agreements and commercial paper;
     (c) Bank certificates of deposit and bank deposit accounts; and
     (d) Shares of open-end investment companies registered under the 1940 Act.
     3.4 Exempted Transactions
     Notwithstanding subsections 3.1 and 3.2, the following transactions are exempted from the requirements of Section 4 hereof:
     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control. Employer-sponsored automatic investment programs fall in this category.
     (b) Purchases or sales of securities which are not eligible for purchase or sale by the Trust.
     (c) Purchases or sales which are nonvolitional on the part of the Access Person.
     (d) Purchases that are part of an automatic dividend reinvestment plan.
     (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
     (f) Purchases or sales which receive the prior approval of the Chief Compliance Officer on the basis that the potential for harm to the Trust is remote because the transactions would be very unlikely to affect market price or liquidity, or because they clearly are not related economically to the securities to be purchased, sold or held by the Trust.
     4. Restrictions on Timing of Personal Securities Transactions
     The following are specific restrictions relating to personal securities transactions. As described below, these restrictions are applicable with regard to particular securities and particular transactions based upon those securities then being actively traded, or actively considered for trading, on behalf of the Trust.
     4.1 Purchases or Sales of Securities
     (a) Block Trading An Access Person may trade in the same security on the same day as the Trust under the following conditions:
     i) the Access Person and the Trust trade in the same security on the same day through the same brokerage getting the same average execution for all trades in that security.
     ii) contrary trades are not allowed on the same day (i.e. Trust security purchases can’t be blocked with Access Person sales and visa versa).
     iii) the brokerage must have the capability to maintain a holding account that enables Access Persons and the Trust to get the exact same average execution for all trades in a specific security on a specific day.
     iv) for agency trades through brokerages where the Access Person’s commission rate is higher than the Trust’s, if the brokerage’s systems are able to support it, the Access Person should pay the higher commission rate for their trades.
     v) when the Trust trades in the same security through multiple brokerages on a given day, the Access Person will get the aver-age execution through the single brokerage where both they and the Trust traded, which won’t necessarily be the Trust’s aver-age execution across all brokerages for that security.
     (b) Front or Back Running
     Except in the case of the previously described “block trade”, an Access Person may not knowingly purchase a security within one day of the Trust’s trades in that same security (i.e. if the Trust trades on a given Wednesday, an Access Person may trade on a given Monday or Friday, but not on Tuesday, Wednesday or Thursday).
     Exceptions are granted in the following circumstances:
     i) Upon written approval from at least two officers of the Trust or Adviser, the Trust may trade in a security one day or less after an Access Person if there is significant new market information for that security or major shareholder redemptions make it necessary.
     ii) Upon written approval from at least two officers of the Trust or Adviser, an Access Person may sell that security less than two days after the Trust in order to meet margin calls.

     iii) Block trades are not subject to trade blackout periods.
     iv) Personal trades in securities in companies with a market capitalization of $1 billion or more are not subject to front or back running restrictions.
     (c) Holding Period
     All Access Person trades must have a holding period of at least 30 days.
     Exceptions are granted in the following circumstances:
     i) Personal trades in securities in companies with a market capitalization of $1 billion or more are not subject to holding period restrictions.
     ii) Upon written approval from at least two officers of the Trust or Adviser, an Access Person may sell a security with less than a 30-day holding period in order to meet margin calls.
     iii) An Access Person may sell a security with less than a 30-day holding period if such security has an expiration date less than or close to 30 days after purchase (i.e. an option on a stock that expires 30 days after purchase can be sold before expiration in order to avoid having it automatically exercised).
     iv) Upon written approval from at least two officers of the Trust or Adviser, an Access Person may sell a security held less than 30 days after purchase if significant new market information for that security make it prudent.
     v) Securities that have not been held by the Trust and are not derivatives of any holdings of the Trust during the period that an Access Person has held them and are not under current buy consideration by the Trust are not subject to the holding period restrictions.
     4.2 Other Transactions
     (a) Short Sales
     Short sales are permitted by Access Persons provided the requirements of this Section 4 are met.
     (b) Convertible Securities
     The foregoing restrictions in this Section 4 also apply to any purchase or sale of a security which is convertible into or exchangeable or exercisable for a security that is being purchased or sold, or is actively being considered for, purchase or sale, for the account of the Trust.
     5 Reporting Requirements
     5.1 Personal Trading Reports

     Copies of the personal securities transactions described in Section 3.1, except those subject to the exemption in Section 3.2, must be sent by each Access Person or their broker, dealer or bank with the Chief Compliance Officer within ten days after each nonexempt transaction. Each report must contain the following information:
     (a) the date of the transaction, the title and the number of shares (or the principal amount) of each security involved;
     (b) the nature of the transaction (e.g., purchase, sale; option or any other type of acquisition or disposition);
     (c) the price at which the transaction was effected; and
     (d) the name of the broker, dealer or bank with or through whom the transaction was effected. At the option of the reporting person, the SEC allows such reports to contain a statement declaring that the reporting of any transaction is not to be construed as an admission by the reporting person that he or she has any direct or indirect beneficial ownership in the security. Using that disclaimer language may be useful in an unclear situation to avoid a potential risk in not reporting a transaction while at the same time avoiding prejudicing any position the, person may take or later seek to take with respect to ownership status.
     5.2 Exemptions from Reporting
     Reports are not required with respect to any transactions:
     (a) in securities which are direct obligations of the United States;
     (b) in securities of registered open-end investment companies other than the Trust or Marketocracy Capital Management, LLC; or
     (c) over which the reporting person does not have any direct or indirect influence or control. Please note that there are categories of securities, or particular transactions, which are not subject to the restrictions of Section 4 (e.g., purchases under an automatic dividend re-investment plan) but which are subject to the reporting requirement of Section 5.
     6 Other Rules
     6.1 Inside Information
     No Access Person may use any material nonpublic information, no matter how acquired, in his or her own transactions or in the discharge of his or her responsibilities to the Trust.
     6.2 Disclosure of Information; Confidentiality

     Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration for the Trust, whether or not actually authorized, must be kept confidential. Research information on portfolio companies must not be divulged to persons who do not have a need to know such information in connection with their employment by the Trust. In addition, information about clients is and must not be disclosed. Access Persons must use care in keeping information confidential.
     6.3 Gifts and Other Preferential Treatment
     An Access Person may not in relation to the business of Marketocracy Capital Management, LLC or the Trust seek or accept from any broker or dealer, other financial institution or supplier or contractor to Marketocracy Capital Management, LLC or the Trust either:
     (a) any gifts of material value (i.e., in excess of $50 per year) or
     (b) any sort of preferential treatment from, or special arrangements with, such person or entity.
     6.4 Finder’s Fees
     Access Persons should not become involved in negotiations for corporate financings, acquisitions or other transactions for outside companies (whether or not held by any of the clients) without the prior permission of the Chief Compliance Officer. Specifically, no finder’s or similar fee in connection with any such transactions may be negotiated or accepted without prior permission.
     7 Sanctions
     Careful adherence to this Code is one of the basis conditions of employment of every Access Person. Any Access Person may be required to give up any profit or other benefit realized from any transaction in violation of this Code, and in appropriate cases the Trust may impose other sanctions for conduct inconsistent with this Code.
     In addition, as pointed out in the preamble to this Code, certain violations of this Code may also involve violation of laws, with the possibility of civil or criminal penalties. Procedures for Personal Trading Compliance In order to enforce compliance with all personal trading restrictions described in this document, all access persons, before making personal trades, must have a signed statement from the compliance officer specifying that such a personal trade is in compliance with this document.

Adviser & Trust Personnel
Marketocracy Funds

President	Kendrick Kam
Vice President	Stuart Brunet
Corporate Secretary	Kendrick Kam
Treasurer	Kendrick Kam
Trustees	Ashley Boren
Kendrick Kam
William Scilacci
Arthur Roth
Marketocracy Capital Management, LLC

President	Stuart Brunet
Corporate Secretary	Kendrick Kam
Treasurer	Kendrick Kam
Marketing Officer	Mark Taguchi
Chief Compliance Officer	Stuart Brunet

Access Persons	See attached schedule of access persons
Disinterested Trustees	Arthur Roth
William Scilacci
I have received a copy of and understand the provisions of the Code of Ethics.

Signature

Date

Print Name	Position

Marketocracy Capital Management LLC
          Access Persons as of 6-14-03

Brunet,	Stuart
Chung,	Henry
Geier,	John
Kam,	Ken
Laster,	Mike
Marr,	Rohan
Mensch,	Kim
Oliver,	Alex
Rasch,	Chris
Roider,	Mitch
Sharp,	Matt
Stevens,	Robin
Taguchi,	Mark
Ward,	Blake
Wetter,	Pierce